Exhibit 99.8

October 23, 2020

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, NY 11590

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Kensington Capital Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.

[Signature Page Follows]

Sincerely,

/s/ Dipender Saluja
Dipender Saluja

[Signature Page for Consent to Reference in Proxy Statement/Prospectus/Information Statement]